EXHIBIT 23


                  Independent Auditors' Consent





The Board of Directors
Crompton & Knowles Corporation

We consent to incorporation by reference in the registration statement (No. 33-21246) on Form S-8 of Crompton & Knowles Corporation of our report dated June 23, 1998, relating to the statements of net assets available for plan benefits of the Crompton & Knowles Corporation Employee Stock Ownership Plan as of December 31, 1997, and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, and all related schedules, included in this annual report on Form 11-K.


                                 /s/KPMG Peat Marwick LLP


Stamford, Connecticut
June 23, 1998